                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]




                               December 13, 1996


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

ATTN:  Timothy Levenberg

    RE: NORIAN CORPORATION (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE
        COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-3399).

Dear Mr. Levenberg:

        Attached is the Company's request for withdrawal of its Registration Statement on Form S-1 (File No. 333-3399) pursuant to Rule 477 of the Securities Act of 1933.

        I would appreciate receiving notice of the Security and Exchange Commission's grant of such withdrawal. Any questions or comments should be directed to me at (415) 493-9300.

        Thanking you in advance.


                                        Sincerely,

                                        WILSON SONSINI GOODRICH & ROSATI
                                        Professional Corporation


                                        /s/ Carmen C. Chang
                                        Carmen C. Chang


cc:  Steven Bochner, Esq.
     Nevan Elam, Esq.

                              [NORIAN LETTERHEAD]




                               December 13, 1996


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 7-6
Washington, D.C. 20549

ATTN:  Timothy Levenberg

    RE: NORIAN CORPORATION (THE "COMPANY") REQUEST FOR WITHDRAWAL OF THE
        COMPANY'S REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-3399).

Dear Mr. Levenberg:

        In light of current market conditions, the Company hereby requests withdrawal of its Registration Statement on Form S-1 (File No. 333-3399) pursuant to Rule 477 of the Securities Act of 1933. The Company does not believe withdrawal to be inconsistent with the public interest and the protection of investors.

        Thank you for your assistance.



                                        Sincerely,

                                        NORIAN CORPORATION


                                        BY: /s/ Marc Faerber
                                        Marc Faerber
                                        Vice President-Finance
                                        and Chief Financial Officer


cc:  Steven Bochner, Esq.
     Neval Elam, Esq.